EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 10/21/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
9/26/2025	Buy	2,139	5.87
9/29/2025	Buy	200	5.89
10/2/2025	Buy	28,619	5.96
10/7/2025	Buy	4,200	5.93
10/8/2025	Buy	5,400	5.97
10/9/2025	Buy	1,000	5.97
10/10/2025	Buy	3,107	5.91
10/13/2025	Buy	43,316	5.94
10/15/2025	Buy	9,060	5.93
10/16/2025	Buy	5,093	5.94
10/17/2025	Buy	8,436	5.91
10/20/2025	Buy	7,568	5.93
10/21/2025	Buy	10,000	5.94